Exhibit 10.7

SEPARATION AGREEMENT

SEPARATION AGREEMENT by and among MDC PARTNERS INC. (“MDC” or the “Company”) and MICHAEL SABATINO (“Sabatino”), dated as of July 29, 2015 (this “Agreement”).

WHEREAS, Sabatino and the Company are parties to that certain Amended and Restated Management Employment Agreement, dated as of June 6, 2007 (as amended in March 2011, the “Employment Agreement”), pursuant to which Sabatino served as the Chief Accounting Officer and then SVP, Special Projects, of the Company;
WHEREAS, Sabatino and the Company are parties to Incentive Retention Agreements, dated as of February 14, 2012, November 5, 2012, February 18, 2013, October 30, 2013, February 21, 2014, November 3, 2014 and April 27, 2015, respectively (collectively, the “Incentive/Retention Agreements”), in each case, which provided for the payment of incentive compensation previously made by the Company to Sabatino; and
WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

1.    Resignation and Termination of Term under Employment Agreement. Sabatino hereby resigns from his position of employment with the Company. Sabatino and the Company agree that his resignation shall be treated as a voluntary separation from service without Good Reason under the Employment Agreement and shall be treated as a voluntary resignation (that does not qualify for “retirement” treatment) for purposes of any outstanding incentive compensation agreements, effective July 20, 2015 (the “Termination Date”). In addition, Sabatino hereby resigns from all director, officer and/or Manager positions of any of the Company’s subsidiaries and affiliates (together, the “Company Group”), effective as of the Termination Date.

2.    No Severance Payment. In accordance with the terms and conditions of Section 7(a) of the Employment Agreement, Sabatino shall be entitled to payment of the unpaid amount of his Base Salary through the Termination Date in full satisfaction of any and all severance compensation and benefits or any other claims for compensation and benefits (including, but not limited to, under the 2014 and 2015 LTIP Cash Incentive Agreements) which Sabatino may have or allege against the Company Group, other than (w) payment of Sabatino’s seven days of earned but unused vacation pay as of the Termination Date, (x) reimbursement for unreimbursed business expenses incurred prior to the date hereof for which Sabatino is entitled to reimbursement under applicable policies of the Company, (y) Sabatino’s rights under any tax qualified plan, including any 401K plan,, and Sabatino’s rights to COBRA coverage and (z) any indemnification, advancement of expense rights pursuant and subject to the Company’s By-Laws and Sabatino’s undertaking letter agreement with the Company dated January 12, 2015 (the “Undertaking Agreement”). The Company will continue to provide to the Executive indemnification and director and officer insurance coverage substantially identical to that which the Company provides to its directors and officers, subject to the terms of the Company’s By-Laws and the relevant insurance policies and the Undertaking Agreement.

3.     Repayment under Incentive/Retention Agreements. Sabatino hereby covenants and agrees to repay to the Company an amount equal to $208,535 in respect of the Incentive/Retention Agreements (the “Retention Repayment Amount”). The Retention Repayment Amount shall be paid by Sabatino to the Company prior to December 30, 2015. The Company agrees that payment of the Retention Repayment Amount as provided in this Section 3 shall fully satisfy any and all obligations that Sabatino may have to repay any amounts paid to him under the Incentive/Retention Agreements.

4.    Intellectual Property Rights. Sabatino acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by MDC (“Intellectual Property”) which relate to the business of MDC and which have been conceived or made by him during the period of his engagement under the Employment Agreement, either alone or with others, are the sole and exclusive property of MDC. As of the date hereof, Sabatino hereby assigns in favor of MDC all the Intellectual Property covered hereby. On or subsequent to the date hereof, Sabatino shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the MDC or its nominee of the Intellectual Property.

5.    Non-Disparagement and Communications with Company Employees, Business Partners and Clients.  Sabatino agrees to refrain from any disparagement, defamation, libel, or slander of the Company Group or any of the directors, officers or agents of the Company Group, and agrees to refrain from any tortious interference with the contracts and relationships of the Company Group. Sabatino further agrees that he will refrain from discussing Company Group confidential business or financial information with third parties, including the Company Group’s actual and potential clients or business partners. Sabatino further agrees that he will not discuss the Company Group’s business with Company Group employees, clients, or business partners without the written consent of the Company’s Chief Executive Officer or his designee. The Company agrees to use its reasonable best efforts not to disaparage, defame, libel or slander Sabatino and to take commercially reasonable efforts to cause its directors and executive officers to refrain from any disparagement, defamation, libel, or slander regarding Sabatino. Notwithstanding the foregoing, nothing in this Section 6 shall limit (and none of the following shall be deemed a breach of this Section 6) (x) Sabatino or any director or executive officer of the Company from making any truthful statement, to the extent Sabatino, or any such director or executive officer, respectively, determines in good faith that such statement or communication is (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) or reasonably necessary in the view of counsel in the defense or prosecution of any actual or reasonably anticipated administrative or court action or claim or (y) Sabatino or any director or executive officer of the Company from communicating truthful information to any governmental, regulatory or quasi-regulatory authority. Nothing contained in this Agreement shall be construed as a waiver by any of the parties hereto of their attorney-client or joint defense privilege or work product protection or any other privilege or protection belonging to such party, and the parties acknowledge their continuing obligations to maintain each such privilege.

6.    No Third Party Cooperation. Sabatino agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company Group, other than pursuant to facially valid legal process. Sabatino agrees both to immediately notify the Company upon receipt of any such process, and to promptly furnish to the Company a copy of any written documentation evidencing such process.

7.    Confidentiality; Return of Company Property.

(a)    Sabatino acknowledges that he has had access to confidential, proprietary business information of MDC as a result of employment, and Sabatino hereby agrees not to use such information personally or for the benefit of others. Sabatino also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Nothing in this Section 7 is intended or shall be construed to limit Sabatino from using or disclosing any information to the extent that he determines in good faith to be (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) or reasonably necessary in the view of counsel in the defense or prosecution of any actual or reasonably anticipated administrative or court action or claim.

(b)    Sabatino covenants that he will promptly return all Company Group property in his possession to MDC. The Company agrees that it will, and it will cause members of the Company Group to, promptly return to Sabatino any property of Sabatino in its possession. The parties mutually agree to reasonably cooperate in the identification of property required to be returned to the other party, and in arranging for forwarding of mail, messages, telephone and other communications to Sabatino. The Company agrees that Sabatino can keep his Company laptop computer and cell phone (including the number) provided that the Company shall be permitted to remove all Company Group property from such computer and cell phone.

8.     Confirmation of Restrictive Covenants. Sabatino hereby acknowledges and reaffirms all of his restrictive covenants set forth in Section 8 of the Employment Agreement, which covenants shall remain in full force and effect in accordance with their express terms and conditions following the Termination Date.

9.    Entire Agreement; No Other Promises. Each of the parties hereto acknowledges and represents that this Agreement contains the entire agreement between Sabatino, MDC, and it supersedes any and all previous agreements concerning the subject matter hereof. For the avoidance of doubt, (x) the restrictive covenants set forth in Section 8 of the Employment Agreement shall remain in force along with any other terms in the Employment Agreement that are necessary to enforce such covenants and (y) nothing herein is intended or should be construed to affect any rights in the nature of indemnification, contribution or similar rights to which the Company or Sabatino may be or become entitled including without limitation pursuant and subject to the Company’s By-Laws and the Undertaking Agreement. Each of the parties hereto further acknowledges and represents that the none of the other parties hereto, nor any of their agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce them to execute this Agreement, and acknowledge that they have not executed this Agreement in reliance on any such promise, representation or warranty. Sabatino and the Company expressly acknowledge and agree that Section 1 of this Agreement accurately represents and describes the circumstances under which his services to the Company are ending.

11.    Equitable Relief. The parties acknowledge that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agree that each of them shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

12.    Severability. If any term or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

13.    Choice of Law and Forum.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement shall be settled by final, binding and non-appealable arbitration in New York City, New York by a single arbitrator selected by the parties.

14.    Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by all parties.
15.    Waiver. Failure of any party hereto at any time to enforce any provision of this Agreement or to require performance by any other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by such party of that default or any other or subsequent default or breach.
16.    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	MDC Partners Inc. 745 Fifth Avenue New York, NY 10151 Attention: General Counsel
With a copy to:	Paul C. Curnin Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
If to Sabatino:	Michael Sabatino 863 Remsens Lane Oyster Bay NY 11771
With a copy to:	James L. Brochin Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas | New York, NY 10019-6064
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
19.    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

MDC Partners Inc.

By: /s/ Mitchell Gendel _________
Name: Mitchell Gendel
Title: General Counsel

MICHAEL SABATINO

/s/ Michael Sabatino______________
Michael Sabatino